Exhibit 99.1

Victory Capital Reports March 2022 Assets Under Management

Schedules First-Quarter Financial Results Conference Call for May 6

SAN ANTONIO--(BUSINESS WIRE)--April 12, 2022--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $178.1 billion as of March 31, 2022. The Company also reported that net flows were positive during the first-quarter period.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	Mar. 31, 2022	Feb. 28, 2022
Solutions	$58,656	$57,305
Fixed Income	33,071	34,084
U.S. Mid Cap Equity	30,543	30,028
U.S. Small Cap Equity	18,489	18,663
U.S. Large Cap Equity	14,548	14,086
Global / Non-U.S. Equity	15,654	15,169
Alternative Investments	4,025	3,549
Total Long-Term Assets	$174,985	$172,884

Money Market / Short Term Assets	3,113	3,122
Total Assets Under Management	$178,098	$176,005

By Vehicle
Mutual Funds[2]	$118,119	$117,735
Separate Accounts and Other Pooled Vehicles[3]	54,733	53,366
ETFs[4]	5,246	4,904
Total Assets Under Management	$178,098	$176,005
[1]Total AUM includes both discretionary and non-discretionary client assets. Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.
[4]Represents only ETF assets held by third parties. Excludes ETF assets held by other Victory Capital products.

First-Quarter Conference Call and Webcast Details

Victory Capital will report first-quarter 2022 financial results after the market closes on Thursday, May 5, 2022. The Company’s management team will host a conference call the following morning, May 6, at 8:00 a.m. ET to discuss the results. Victory Capital’s earnings release and supplemental materials will be available on the investor relations section of the Company’s website at https://ir.vcm.com before the conference call begins.

To participate in the conference call, please call (888) 330-3571 (domestic) or (646) 960-0657 (international), shortly before 8:00 a.m. ET and reference the Victory Capital Conference Call. A live, listen-only webcast will also be available via the investor relations section of the Company’s website at https://ir.vcm.com. For anyone who is unable to join the live event, an archive of the webcast will be available for replay, at the same location, shortly after the call concludes.

About Victory Capital

Victory Capital is a diversified global asset management firm with $178.1 billion in assets under management as of March 31, 2022. It was ranked ninth on Fortune’s list of the 100 Fastest Growing Companies for 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 12 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment products, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, and a 529 Education Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com